ATLANTIC COMPONENTS LIMITED

CONDENSED BALANCE SHEETS

(EXPRESSED IN US DOLLARS)

                                                          JUNE 30,         DECEMBER 31,
                                                              2003                 2002
                                                        (Unaudited)
ASSETS

Current assets
       Cash and cash equivalents                      $    322,822         $    178,937
       Accounts receivable                               2,818,733              981,381
       Inventories                                         830,003              402,089
       Amount due from Director                          2,083,459            2,471,405
       Other current assets                                364,466              361,100
                                                -------------------  -------------------

       Total current assets                              6,419,483            4,394,912

Other non-current assets                                 3,181,787            3,381,787

Plant and equipment, net                                    64,173               45,301
                                                -------------------  -------------------

Total assets                                          $  9,665,443         $  7,822,000
                                                ===================  ===================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
       Short-term bank loans                          $  2,262,217         $  1,992,574
       Current portion of long-term bank loans             641,026              641,026
       Accounts payable and accrued liabilities          5,438,017            3,997,880
       Income Tax Payable                                   76,404               18,332
       Other current liabilities                            44,925               26,693
                                                -------------------  -------------------

       Total current liabilities                         8,462,589            6,676,505

Long-term liabilities                                      796,808            1,140,571
                                                -------------------  -------------------

Total liabilities                                        9,259,397            7,817,076
                                                -------------------  -------------------

Stockholders' equity
       Share capital                                       384,615              384,615
       Retained earnings/(accumulated losses)               21,431             (379,691)
                                                -------------------  -------------------

       Total stockholders' equity                          406,046                4,924
                                                -------------------  -------------------

Total liabilities and stockholders' equipty           $  9,665,443         $  7,822,000
                                                ===================  ===================

                 See accompanying summary of accounting policies
                       and notes to financial statements.

ATLANTIC COMPONENTS LIMITED

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

(EXPRESSED IN US DOLLARS)


                                              THREE MONTHS           THREE MONTHS              SIX MONTHS             SIX MONTHS
                                                     ENDED                  ENDED                   ENDED                  ENDED
                                                  JUNE 30,               JUNE 30,                JUNE 30,               JUNE 30,
                                                      2003                   2002                    2003                   2002
                                                       USD                    USD                     USD                    USD
NET SALES                                     $ 17,080,935           $ 22,405,928            $ 33,120,737           $ 48,448,398

COST OF SALES                                  (16,237,268)           (21,285,631)            (31,450,431)           (46,122,849)
                                      ---------------------  ---------------------   ---------------------  ---------------------

GROSS PROFIT                                       843,667              1,120,297               1,670,306              2,325,549

SELLING EXPENSES                                  (128,089)              (229,829)               (261,328)              (229,829)

GENERAL AND ADMINISTRATIVE EXPENSES               (360,919)              (316,920)               (743,264)            (1,234,159)
                                      ---------------------  ---------------------   ---------------------  ---------------------

OPERATING INCOME                                   354,659                573,548                 665,714                861,561

FINANCIAL EXPENSES                                 (96,442)              (103,607)               (188,188)              (197,394)
                                      ---------------------  ---------------------   ---------------------  ---------------------

INCOME BEFORE INCOME TAXES                         258,217                469,941                 477,526                664,167

PROVISION FOR INCOME TAXES                         (41,315)               (91,650)                (76,404)              (106,267)
                                      ---------------------  ---------------------   ---------------------  ---------------------

NET INCOME                                       $ 216,902              $ 378,291               $ 401,122              $ 557,900
                                      =====================  =====================   =====================  =====================

                 See accompanying summary of accounting policies
                       and notes to financial statements.

ATLANTIC COMPONENTS LIMITED

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

(EXPRESSED IN US DOLLARS)


                                                                                 Total
                                          Registered         Retained        Stockholders'
                                            Capital          Earnings            Equity
                                        ----------------  ---------------   -----------------
Balance, January 1, 2003                      $ 384,615       $ (379,691)            $ 4,924

Net income                                            -          401,122             401,122

Dividends declared                                    -                -                   -
                                        ----------------  ---------------   -----------------

Balance, June 30, 2003                        $ 384,615         $ 21,431           $ 406,046
                                        ================  ===============   =================

                 See accompanying summary of accounting policies
                       and notes to financial statements.

ATLANTIC COMPONENTS LIMITED

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

(EXPRESSED IN US DOLLARS)

                                                                                         SIX MONTHS            SIX MONTHS
                                                                                              ENDED                 ENDED
                                                                                           JUNE 30,              JUNE 30,
                                                                                               2003                  2002
Cash flows from operating activities
      Net income                                                                            401,122               557,900
           Adjustments to reconcile net income
           to net cash provided by operating activities
      Depreciation of plant and equipment                                                    15,104                11,785
      Amortization of other non-current assets                                              200,000               200,000
      Financial expenses                                                                    188,188               197,394
      Changes in:
           Accounts receivable                                                           (1,837,352)              637,895
           Inventories                                                                     (427,914)           (1,136,212)
           Other current assets                                                              (3,366)             (337,154)
           Accounts payable and accrued liabilities                                       1,440,137             2,240,118
           Income Tax Payable                                                                58,072               106,267
           Other current liabilities                                                         18,232                (8,215)
                                                                                  ------------------   -------------------

Net cash provided by operating activities                                                    52,223             2,469,778
                                                                                  ------------------   -------------------

Cash flows from return on investments and servicing of finance
      Financial expenses                                                                   (188,188)             (197,394)
                                                                                  ------------------   -------------------

Cash flows used in investing activities
      Acquisition of plant and equipment                                                    (33,976)              (19,386)
                                                                                  ------------------   -------------------

Cash flows from financing activities
      Repayment from/(payment to) director's current account                                387,946            (1,478,634)
      Repayment of long-term bank loans                                                    (343,763)             (308,469)
                                                                                  ------------------   -------------------

Net (decrease)/increase in cash and cash equivalents                                       (125,758)              465,895

Cash and cash equivalents at beginning of period                                         (1,813,637)           (2,190,046)
                                                                                  ------------------   -------------------

Cash and cash equivalents at end of period                                               (1,939,395)           (1,724,151)
                                                                                  ==================   ===================

                 See accompanying summary of accounting policies
                       and notes to financial statements.

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Atlantic Components Limited ("the Company") was incorporated in Hong Kong on May 30, 1991 with limited liability. The principal activities of the Company are distribution of electronic components under "Samsung" brandname which comprise DRAM and graphic RAM, FLASH, SRAM and MASK ROM for the Hong Kong and Southern China markets.


NOTE 2 - SUMMARY OF IMPORTANT ACCOUNTING POLICIES

Basis of accounting
-------------------
The financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. As permitted under those rules, certain footnotes or other financial information that are normally required by generally accepted accounting principles in the United States ("GAAP") have been condensed or omitted. The Company believes that the disclosures made in this report are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual audited financial statements.

The Company's management is responsible for the unaudited financial statements included in this document. In the opinion of the Company, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company in accordance with GAAP have been made.

Foreign currency translation and transactions
---------------------------------------------
The functional currency of the Company is Hong Kong dollars ("HKD"), the lawful currency of Hong Kong and the financial records are maintained and the financial statements prepared in HKD. Foreign currency transactions during the period are translated into HKD according to the exchange rates ruling at the transaction dates. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated into HKD at period end exchange rates. When assets, liabilities and equity denominated in HKD are translated into United States Dollars ("US$"), translation adjustments are included as a component of stockholder's equity.

For the purpose of preparing these financial statements, the financial statements in HKD have been translated into United States Dollars at US$1.00 =HKD7.8.

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 2 - SUMMARY OF IMPORTANT ACCOUNTING POLICIES (CONT'D)

Revenue recognition
-------------------
Sales revenue is recognized upon the transfer of legal title of the electronic components to the customers.

Cash and cash equivalents
-------------------------
Cash and cash equivalents include all highly liquid investments less short-term bank borrowings with an original maturity of three months or less.

Accounts receivable and concentration of credit risk
----------------------------------------------------
During the normal course of business, the Company extends unsecured credit to its customers. The collectibility of debts owed by its customers depends substantially on the financial condition and cash flow position of its customers. The Company reviews regularly the credit status of each customer on a case by case basis and the provision of doubtful accounts is recorded based on the management's assessment of the credit status of its customers.

Plant, equipment and depreciation
---------------------------------
Plant and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over the estimated useful lives of the assets at the rates of 20% to 30% per annum.

Maintenance, repairs and minor renewals are charged directly to the statement of operations as incurred. Additions and betterments to plant and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of operations.

Long-lived assets
-----------------
The Company periodically reviews its long-lived assets for impairment based upon the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the asset is written down to its net realizable value.

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 2 - SUMMARY OF IMPORTANT ACCOUNTING POLICIES (CONT'D)

Income taxes
------------
The Company accounts for income taxes using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expense or benefits in the year that covers the enactment in the near future date. A valuation allowance will be provided when there is an uncertainty that a deferred tax benefit will be realized.

Fair values of financial instruments
------------------------------------
The carrying amounts of certain financial instruments, including cash, accounts receivable and accounts payable approximate their fair values as of June 30, 2003 and 2002 because of the relatively short-term maturity of these instruments.

Use of estimates
----------------
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in the financial statements are the allowance for doubtful accounts, provision for inventory obsolescence and slow moving items, and deferred income tax liability. Actual results could differ from those estimates.


NOTE 3 - TRANSACTIONS WITH A DIRECTOR

The current account with a director is with Mr. Chung-Lun Yang ("Mr. Yang") and is interest-free, unsecured and with no fixed repayment dates.

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 3 - TRANSACTIONS WITH A DIRECTOR (CONT'D)

In addition, under the current arrangement between the Company and Mr. Yang, he has to provide continued management services to the Company until December 31, 2010, in particular on a best efforts basis to maintain the relationship with "Samsung Electronics H.K. Co., Ltd.", the single major supplier of the Company in connection with electronic components under "Samsung" brandname for the Company's distribution business. In return, Mr. Yang is entitled to a lump sum advance payment of remunerations from the Company up to the expiry of the above arrangement. As of June 30, 2003, the unamortized portion of this cash advance amounted to $3,181,787 and was disclosed as other non-current assets in the balance sheet. For the six months ended June 30, 2003 and six months ended June 30, 2002, the amount charged to the statement of operations in connection with amortization of such other non-current assets totaled $200,000 and $200,000 respectively.

Furthermore, the Company's banking facilities require Mr. Yang's continuing financial support and commitment to give personal guarantee to its bank group. Please refer to note 4 to the financial statements for details of banking facilities of the Company.

NOTE 4 - BANKING FACILITIES

The general banking facilities of the Company are secured by:

1. a first ranking all monies debenture issued to the a bank group incorporating a fixed and floating charge over all assets of the Company together with a HKD53,550,000 (equivalent to approximately $6,865,385) personal guarantee given by Mr. Yang to its banks;

2. a second legal charge for all monies over a residential property located in Hong Kong owned by an independent third party together with a joint and several guarantee given by Mr. Yang and an ex-director of the Company; and

3. a personal guarantee given by Mr. Yang for unlimited amount together with a key man insurance of Mr. Yang for $1,000,000 denoting a bank as beneficiary.

ATLANTIC COMPONENTS LIMITED

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)


NOTE 5 - ECONOMIC DEPENDENCE

The Company's distribution operations are dependent on the continued supply of electronic components under "Samsung" brandname by "Samsung Electronics H.K. Co., Ltd." a subsidiary of Samsung Electronics Co., Ltd., a Korean public company with no written long-term supply contract entered between the Company and that supplier. There is no assurance that the Company can be supplied sufficient electronic components at mutually agreed prices and terms should the Company's business expand or that the Company can locate another third party supplier with similar standing on as favorable terms as that existing supplier.

In addition, the Company's operations and business viability is to a large extent dependent on the provision of management services by Mr. Yang. Please refer to note 3 to the financial statements for details of service arrangement between the Company and Mr. Yang.

Furthermore, the Company's banking facilities rely heavily on Mr. Yang's continuing financial support and commitment to provide personal guarantee to its bank group. Please refer to note 4 to the financial statements for details of banking facilities of the Company.